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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number 333-75887
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                                FleetPride, Inc.
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            (Exact name of registrant as specified in its charter)

520 Lake Cook Road, Deerfield, Illinois 60015                     (847) 572-8000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     12% senior subordinated notes due 2005
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           (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [X]



Approximate number of holders of record as of the certification or notice date:

                                       12
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Pursuant to the requirements of the Securities Exchange Act of 1934,
FleetPride, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            FLEETPRIDE, INC.


Date: January 24, 2001                      By:    /s/ John P. Miller
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                                            Name:  John P. Miller
                                            Title: Vice President of Finance,
                                                   Chief Financial Officer,
                                                   Treasurer and Secretary